Exhibit 10.26

AMENDMENT TO SEVERANCE AGREEMENT

with Donald C. Wood

THIS AMENDMENT TO SEVERANCE AGREEMENT (this “Amendment”), effective as of January 1, 2009, by and between FEDERAL REALTY INVESTMENT TRUST, a Maryland real estate investment trust (“Employer”), and DONALD C. WOOD (“Employee”), amends that certain Severance Agreement dated as of February 22, 1999, by and between Employer and Employee (the “Severance Agreement”).

A.      Employer, acting through its Board of Trustees, and Employee have determined that it is in the best interest of Employer and Employee to modify the Severance Agreement to reflect the requirements of the final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Severance Agreement as follows:

1.      Section 1 of the Severance Agreement is hereby amended by inserting in the second line after “Sections 1(a) or (b)” the following: “that constitute a Separation from Service (as defined herein).”

2.      Section 1(b) of the Severance Agreement is hereby amended by deleting the introductory paragraph and replacing it with the following:

(b)	by Employee for “Good Reason” within six (6) months following the occurrence of one or more of the following events which has continued uncured for a period of not less than thirty (30) days following written notice given by Employee to the Employer within ninety (90) days after such event occurs, unless in any case Employee specifically agrees in writing that such event shall not be Good Reason:”.

3.      Section 1(d) of the Severance Agreement is hereby amended by inserting after the word “salary” at the end of the first sentence the following: “which amount shall be paid as soon as possible and in any event, within two and one-half (2 1/2) months following the end of the year in which the Termination Date occurs.” Section 1(d) of the Severance Agreement is further amended by inserting the following text at the end of the second to last sentence thereof: “, with payment to be made within 60 days after the Employee’s Termination Date”.

4.      Section 1(g) of the Severance Agreement is hereby amended by adding at the end thereof the following: “, subject to any limitations and restrictions that are required to exempt such outplacement services from Code Section 409A.”

5.      Section 1 of the Severance Agreement is hereby amended by adding at the end thereof a new Section 1(j) as follows:

(j)	Certain Definitions. For purposes of this Severance Agreement, in addition to the capitalized terms defined elsewhere, the following capitalized terms have the meanings indicated unless the context clearly requires otherwise:

(i)	“Separation from Service” means the termination of services provided by Employee to the Employer, whether voluntarily or involuntarily, as determined by the Board in accordance with Treasury Regulation Section 1.409A-1(h), as amended from time to time; and

(ii)	“Termination Date” means the date upon which the Employee incurs a Separation from Service from the Employer.

6.      Section 3(f)(i) of the Severance Agreement is hereby amended by inserting in the first sentence thereof after “years of service” the following: “, which amount shall be paid within two and one-half (2 1/2 ) months following the end of the year of Employee’s Separation from Service”.

7.      Section 9 of the Severance Agreement entitled “Tax Withholding” is hereby deleted in its entirety and the following is substituted therefor:

9.	Tax; Withholding; Code Section 409A. Notwithstanding anything herein to the contrary, the Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Severance Agreement (including any taxes arising under Section 409A of the Code). Employer may withhold from any benefits payable under this Severance Agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(a)	This Severance Agreement is intended to comply with (or be exempt from) Code Section 409A, and the Employer shall have complete discretion to interpret and construe this Severance Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Severance Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Employer in a fashion consistent herewith, as determined in the sole and absolute discretion of the Employer. Notwithstanding anything to the contrary contained herein, the Employer reserves the right to unilaterally amend this Severance Agreement without the consent of Employee in order to accurately reflect its correct interpretation and operation to maintain an exemption from or compliance with Code Section 409A.

(b)

Neither the Employer, nor their affiliates, nor any of their directors, agents, or employees shall have any obligation to indemnify or otherwise hold the Employee harmless from any or all of such taxes. Notwithstanding anything herein to the contrary, if the Employer determines that any amounts that become due under this Severance Agreement as a result of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Employee incurs a Separation from Service. If, at the time of Employee’s Separation from Service, Employee is a “specified employee” (under Code Section 409A), any amount that the Employer determines constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Employee on account of the Employee’s Separation from Service will not be paid until after the earlier of: (i) the expiration of the six (6) month period measured from the date of the Employee’s Separation from Service with the Employer; or (ii) the date of the Employee’s death (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, the Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Employee shall receive any remaining benefits as if there had not been an earlier delay. For the purposes of this Severance Agreement, each payment that is part of a series of installment payments shall be treated as a right to a series of separate payments within the meaning of Code Section 409A.

8.      As amended hereby, the Severance Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment to Severance Agreement to be effective as of the day and year indicated above.

/s/ Donald C. Wood
Donald C. Wood

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Dawn M. Becker Executive Vice President-General Counsel and Secretary